Exhibit 3.1

AMENDMENT NO. 1
TO AMENDED AND RESTATED BYLAWS OF
CITIZENS FINANCIAL SERVICES, INC.

The Amended and Restated Bylaws of Citizens Financial Services, Inc. are hereby amended by adding the following Article II, Section 214:

“Section 214.                                        Additional Qualifications.  No person shall be eligible for election, reelection, appointment or reappointment to the Board if such person has reached seventy-two (72) years of age or older on or prior to such election, reelection, appointment or reappointment to the Board.”

Adopted: November 22, 2022	By:	/s/ Gina Marie Boor
Gina Marie Boor
Corporate Secretary